Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of Variable Insurance Products Fund III: VIP Mid Cap Portfolio, of our report dated February 26, 2008 on the financial statements and financial highlights included in the December 31, 2007 Annual Reports to Shareholders of VIP Mid Cap Portfolio.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2008